P R E S S   R E L E A S E

FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200

SONOMA VALLEY BANCORP DECLARES
CASH DIVIDEND

SONOMA, California, February 19, 2009, –  Sonoma Valley Bancorp Board Chairman Bob Nicholas announces that the company has declared a 30 cent ($0.30) cash dividend per share at a regularly scheduled Board meeting held February 18, 2009.  The cash dividend is payable to shareholders of record February 27, 2009 and will be paid on March 13, 2009.

Chairman Nicholas said the company’s growth and earnings record made the declaration possible.  Sonoma Valley Bancorp, with $322 Million in assets, is headquartered in Sonoma with a branch office in Glen Ellen, and the Banco de Sonoma branch in Boyes Springs.

 Shares in the company are traded on the Over the Counter Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.